Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Joe Poulos, Media, (612) 696-3400

Target Corporation Reports First Quarter Earnings

•First quarter net sales grew 6.7 percent over last year, well above expectations.
◦Topline strength was broad-based across merchandise categories, sales channels and across the quarter.
▪Comparable traffic grew 4.4 percent compared with Q1 2025.
▪Net sales in all six core merchandising categories were higher than a year ago.
▪Digital comparable sales grew 8.9 percent, led by more than 27% growth in same-day delivery powered by Target Circle 360.
◦Non-merchandise sales grew nearly 25 percent, reflecting strong growth in Roundel ad revenue, Target Circle 360 membership revenue, and the Target+ marketplace.
•First quarter GAAP and Adjusted EPS1 was $1.71, 24 percent lower than prior-year GAAP EPS (which included non-recurring legal settlement gains), and 32 percent higher than prior-year Adjusted EPS.

For additional media materials, please visit:
https://corporate.target.com/news-features/article/2026/05/q1-2026-earnings

MINNEAPOLIS (May 20, 2026) – Target Corporation (NYSE: TGT) today announced its first quarter 2026 financial results.
The Company reported first quarter GAAP and Adjusted earnings per share (EPS) of $1.71, compared with prior-year GAAP EPS2 of $2.27 and Adjusted EPS of $1.30. The attached tables provide reconciliations of non-GAAP to GAAP measures. All earnings per share figures are calculated on a diluted basis.
“First quarter financial results were stronger than expected, providing encouraging early signs that our clarified strategy is resonating with our guests and driving broad-based growth across our business,” said Michael Fiddelke, Chief Executive Officer of Target. “While we’re pleased with our Q1 performance, our focus remains on building consistent, long-term growth, and we recognize there is much more work in

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[1] Adjusted EPS, Adjusted selling, general and administrative (SG&A) expenses, Adjusted SG&A expense rate, Adjusted operating income, and Adjusted operating income margin rate, non-GAAP financial measures, exclude the impact of certain discretely managed items, when applicable. See the tables of this release for additional information.

2 Q1 2025 GAAP EPS included $441 million of after-tax net gains on interchange fee settlements, which were excluded from Adjusted EPS. Note (a) to the Operating Metrics table provides additional information about interchange fee settlements.

Target Corporation Reports First Quarter Earnings — Page 2 of 12
front of us. As we look ahead, we’re focused on staying disciplined and flexible in an uncertain operating environment and continuing to invest boldly in our team, capabilities, and an elevated guest experience to unlock our full potential over time.”

Guidance
The Company has the following updated expectations for 2026:
•Net sales growth in a range around 4 percent compared with 2025 - two percentage points higher than the prior range. The Company continues to expect to grow net sales in every quarter of the year.
•Full-year 2026 operating income margin rate more than 20 basis points higher than the 4.6 percent Adjusted operating income margin rate in 2025.
•GAAP and Adjusted EPS near the high end of the prior guidance range of $7.50 to $8.50.

Operating Results
Net Sales of $25.4 billion in the first quarter were 6.7 percent higher than last year, reflecting a 6.4 percent increase in merchandise sales and a 24.6 percent increase in non-merchandise sales. Comparable sales grew 5.6 percent in the first quarter, reflecting a comparable store sales increase of 4.7 percent and comparable digital sales growth of 8.9 percent. First quarter operating income and Adjusted operating income3 were $1.1 billion, a 22.9 percent decrease from prior-year GAAP operating income and a 29.1 percent increase from prior-year Adjusted operating income.
First quarter operating income margin rate and Adjusted operating income margin rate3 were 4.5 percent in 2026, compared with the prior-year GAAP operating income margin rate of 6.2 percent and an Adjusted operating income rate of 3.7 percent. First quarter gross margin rate was 29.0 percent, compared with 28.2 percent in 2025, reflecting improved productivity in supply chain facilities, growth in advertising and other non-merchandise revenues, and lower markdown rates, partially offset by higher product costs. First quarter SG&A expense rate and Adjusted SG&A expense rate3 was 21.9 percent, compared to 2025 GAAP SG&A expense rate of 19.3 percent and Adjusted SG&A expense rate of 21.7 percent. This increase reflects the impact of higher compensation costs, including additional hours and training for field teams along with higher incentive compensation, planned spending related to capital projects, and higher marketing expense, partially offset by the leverage benefit of strong topline growth.
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3 Q1 2025 GAAP SG&A expenses, GAAP SG&A expense rate, GAAP operating income, and GAAP operating income margin rate included $593 million of pretax gains on interchange fee settlements, which was excluded from Adjusted SG&A expenses, Adjusted SG&A expense rate, Adjusted operating income, and Adjusted operating income margin rate, non-GAAP financial measures. See the tables of this release for additional information.

Target Corporation Reports First Quarter Earnings — Page 3 of 12

Interest Expense and Taxes
The Company’s first quarter 2026 net interest expense was $117 million, in line with $116 million last year.
First quarter 2026 effective income tax rate was 24.4 percent, compared with the prior-year rate of 25.0 percent, reflecting lower discrete tax expenses in the current year.

Capital Deployment and Return on Invested Capital
First quarter capital expenditures of $1.0 billion were 31 percent higher than last year, driven primarily by increased investments in new stores and store remodels.
The Company paid dividends of $516 million in the first quarter, compared with $510 million last year, reflecting a 1.8 percent increase in the dividend per share, partially offset by the impact of a lower share count.
The Company did not repurchase any stock in the first quarter. As of the end of the quarter, the Company had approximately $8.3 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.
For the trailing twelve months through first quarter 2026, after-tax return on invested capital (ROIC) was 12.4 percent, compared with 15.1 percent for the trailing twelve months through first quarter 2025. The tables in this release provide additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its first quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Corporate.Target.com/Investors (click on “Q1 2026 Target Corporation Earnings Conference Call” under “Events & Presentations”). A replay of the webcast will be provided when available. The replay number is 1-866-491-2847.

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Target Corporation Reports First Quarter Earnings — Page 4 of 12
Miscellaneous
Statements in this release regarding the Company’s future financial performance, including its fiscal 2026 full-year guidance, which excludes, among others, impacts from any tariff refunds, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended January 31, 2026. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Target Corporation (NYSE: TGT) brings together style, design and value to offer a distinct assortment and elevated shopping experience across more than 2,000 U.S. stores and online. Powered by more than 400,000 team members, Target serves millions of families each week and invests in the communities where they live and work to support growth and opportunity for all.

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Target Corporation Reports First Quarter Earnings — Page 5 of 12

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended
(millions, except per share data) (unaudited)	May 2, 2026	May 3, 2025	Change
Net sales	$25,443	$23,846	6.7%
Cost of sales	18,061	17,128	5.4
Selling, general and administrative expenses	5,562	4,591	21.1
Depreciation and amortization (exclusive of depreciation included in cost of sales)	685	655	4.6
Operating income	1,135	1,472	(22.9)
Net interest expense	117	116	1.3
Net other income	(15)	(26)	(43.0)
Earnings before income taxes	1,033	1,382	(25.2)
Provision for income taxes	252	346	(27.2)
Net earnings	$781	$1,036	(24.6)%
Basic earnings per share	$1.72	$2.28	(24.4)%
Diluted earnings per share	$1.71	$2.27	(24.5)%
Weighted average common shares outstanding
Basic	453.8	455.0	(0.3)%
Diluted	455.8	456.5	(0.2)%
Antidilutive shares	1.0	2.4
Dividends declared per share	$1.14	$1.12	1.8%

Target Corporation Reports First Quarter Earnings — Page 6 of 12

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	May 2, 2026	January 31, 2026	May 3, 2025
Assets
Cash and cash equivalents	$3,534	$5,488	$2,887
Inventory	12,317	12,304	13,048
Other current assets	2,214	2,213	1,824
Total current assets	18,065	20,005	17,759
Property and equipment, net	34,175	33,749	33,182
Operating lease assets	3,652	3,703	3,739
Other noncurrent assets	2,118	2,033	1,505
Total assets	$58,010	$59,490	$56,185
Liabilities and shareholders’ investment
Accounts payable	$12,188	$12,622	$11,823
Accrued and other current liabilities	6,063	6,478	6,029
Current portion of long-term debt and other borrowings	1,133	2,130	1,139
Total current liabilities	19,384	21,230	18,991
Long-term debt and other borrowings	14,282	14,326	14,334
Noncurrent operating lease liabilities	3,416	3,462	3,564
Deferred income taxes	2,438	2,265	2,338
Other noncurrent liabilities	2,095	2,042	2,011
Total noncurrent liabilities	22,231	22,095	22,247
Shareholders’ investment
Common stock	38	38	38
Additional paid-in capital	7,220	7,247	7,011
Retained earnings	9,552	9,297	8,360
Accumulated other comprehensive loss	(415)	(417)	(462)
Total shareholders’ investment	16,395	16,165	14,947
Total liabilities and shareholders’ investment	$58,010	$59,490	$56,185
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 454,177,135, 452,840,187, and 454,364,799 shares issued and outstanding as of May 2, 2026, January 31, 2026, and May 3, 2025, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports First Quarter Earnings — Page 7 of 12

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Three Months Ended
(millions) (unaudited)	May 2, 2026	May 3, 2025
Operating activities
Net earnings	$781	$1,036
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	813	787
Share-based compensation expense	54	69
Deferred income taxes	173	36
Noncash (gains) / losses and other, net	(42)	(4)
Changes in operating accounts:
Inventory	(13)	(308)
Other assets	(85)	146
Accounts payable	(557)	(1,344)
Accrued and other liabilities	(408)	(143)
Cash provided by operating activities	716	275
Investing activities
Expenditures for property and equipment	(1,035)	(790)
Other	2	3
Cash used in investing activities	(1,033)	(787)
Financing activities
Additions to long-term debt	—	991
Reductions of long-term debt	(1,032)	(1,534)
Dividends paid	(516)	(510)
Repurchase of stock	—	(250)
Shares withheld for taxes on share-based compensation	(89)	(60)
Cash used in financing activities	(1,637)	(1,363)
Net decrease in cash and cash equivalents	(1,954)	(1,875)
Cash and cash equivalents at beginning of period	5,488	4,762
Cash and cash equivalents at end of period	$3,534	$2,887

Target Corporation Reports First Quarter Earnings — Page 8 of 12

TARGET CORPORATION

Operating Results

Net Sales	Three Months Ended
(millions) (unaudited)	May 2, 2026	May 3, 2025
Apparel & accessories	$3,846	$3,711
Beauty	3,398	3,101
Food & beverage	6,263	5,902
Hardlines (Fun 101)	3,522	3,074
Home furnishings & décor	3,239	3,220
Household essentials	4,570	4,357
Other merchandise sales	56	40
Merchandise sales	24,894	23,405
Advertising revenue (a)	246	163
Credit card profit sharing	130	141
Other	173	137
Net sales	$25,443	$23,846
(a)Primarily represents revenue related to advertising services provided via the Company's Roundel digital advertising business offering. Roundel services are classified as either Net Sales or as a reduction of Cost of Sales or Selling, General, and Administrative (SG&A) Expenses, depending on the nature of the advertising arrangement.

Operating Metrics	Three Months Ended
(dollars in millions) (unaudited)	May 2, 2026		May 3, 2025
	Dollars	Rate	Dollars	Rate
Gross margin	$7,382	29.0%	$6,718	28.2%
SG&A expenses	5,562	21.9	4,591	19.3
Adjusted SG&A expenses (a)	5,562	21.9	5,183	21.7
Depreciation and amortization (exclusive of depreciation included in cost of sales)	685	2.7	655	2.7
Operating income	1,135	4.5	1,472	6.2
Adjusted operating income (a)	1,135	4.5	879	3.7
Note: Gross margin is calculated as Net Sales less Cost of Sales. All rates are calculated by dividing the applicable amount by Net Sales.
(a)    Adjusted SG&A expenses, Adjusted SG&A expense rate, Adjusted operating income, and Adjusted operating income margin rate, which are non-GAAP measures, exclude the impact of certain items. Management believes that these measures are useful in providing period-to-period comparisons of the results of our operations. The Reconciliation of Non-GAAP Financial Measures tables provide additional information.

Target Corporation Reports First Quarter Earnings — Page 9 of 12

Sales Metrics

Comparable sales include all Merchandise Sales, except sales from stores open less than 13 months or that have been closed. Digitally originated sales include all Merchandise Sales initiated through mobile applications and the Company's websites.

Comparable Sales	Three Months Ended
(unaudited)	May 2, 2026	May 3, 2025
Comparable sales change	5.6%	(3.8)%
Drivers of change in comparable sales
Number of transactions (traffic)	4.4	(2.4)
Average transaction amount	1.1	(1.4)

Comparable Sales by Channel	Three Months Ended
(unaudited)	May 2, 2026	May 3, 2025
Stores originated comparable sales change	4.7%	(5.7)%
Digitally originated comparable sales change	8.9	4.7

Merchandise Sales by Channel	Three Months Ended
(unaudited)	May 2, 2026	May 3, 2025
Stores originated	79.7%	80.2%
Digitally originated	20.3	19.8
Total	100%	100%

Merchandise Sales by Fulfillment Channel	Three Months Ended
(unaudited)	May 2, 2026	May 3, 2025
Stores	97.6%	97.6%
Other	2.4	2.4
Total	100%	100%
Note: Merchandise Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Same Day Delivery.

Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	May 2, 2026	January 31, 2026	May 3, 2025	May 2, 2026	January 31, 2026	May 3, 2025
170,000 or more sq. ft.	274	273	273	49,045	48,824	48,824
50,000 to 169,999 sq. ft.	1,581	1,576	1,562	197,978	197,274	195,436
49,999 or less sq. ft.	147	146	146	4,460	4,420	4,404
Total	2,002	1,995	1,981	251,483	250,518	248,664
(a)In thousands; reflects total square feet less office, supply chain facility, and vacant space.

Target Corporation Reports First Quarter Earnings — Page 10 of 12

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, the Company has disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS), adjusted SG&A expenses, adjusted SG&A expense rate, adjusted operating income, and adjusted operating income margin rate. When applicable, these measures exclude certain discretely managed items. Management believes this information is useful in providing period-to-period comparisons of the results of Target's operations. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measures are diluted earnings per share, SG&A expenses, SG&A expense rate, operating income, and operating income margin rate. Adjusted EPS, Adjusted SG&A expenses, Adjusted SG&A expense rate, Adjusted operating income, and Adjusted operating income margin rate should not be considered in isolation or as a substitution for analysis of Target's results as reported in accordance with GAAP. Other companies may calculate these measures differently, or not provide similar measures, limiting the usefulness of the measures for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	May 2, 2026			May 3, 2025
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted EPS			$1.71			$2.27	(24.5)%
Adjustments
Interchange fee settlements (a)	$—	$—	$—	$(593)	$(441)	$(0.97)
Adjusted EPS			$1.71			$1.30	31.6%

Reconciliation of Non-GAAP Adjusted SG&A Expenses and Adjusted Operating Income	Three Months Ended
	May 2, 2026				May 3, 2025
	SG&A Expenses		Operating Income		SG&A Expenses		Operating Income
(dollars in millions) (unaudited)	Dollars	Rate	Dollars	Rate	Dollars	Rate	Dollars	Rate
Reported, GAAP measure	$5,562	21.9%	$1,135	4.5%	$4,591	19.3%	$1,472	6.2%
Adjustments
Interchange fee settlements (a)	—	—	—	—	593	2.5	(593)	(2.5)
Adjusted, Non-GAAP measure	$5,562	21.9%	$1,135	4.5%	$5,183	21.7%	$879	3.7%

Note: Amounts may not foot due to rounding.
(a)    Includes gains, net of legal fees, related to settlements during the first quarter of 2025 of credit card interchange fee litigation matters in which the Company was a plaintiff. The adjustment removes the favorable impact of the settlement gains from prior-year EPS, SG&A Expenses and Operating Income.

Target Corporation Reports First Quarter Earnings — Page 11 of 12

We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions) (unaudited)
	Trailing Twelve Months
Numerator	May 2, 2026	May 3, 2025
Operating income	$4,781	$5,742
+ Net other income	84	102
EBIT	4,865	5,844
+ Operating lease interest (a)	173	165
- Income taxes (b)	1,103	1,373
Net operating profit after taxes	$3,935	$4,636

Denominator	May 2, 2026	May 3, 2025	May 4, 2024
Current portion of long-term debt and other borrowings	$1,133	$1,139	$2,614
+ Noncurrent portion of long-term debt	14,282	14,334	13,487
+ Shareholders' investment	16,395	14,947	13,840
+ Operating lease liabilities (c)	3,792	3,922	3,723
- Cash and cash equivalents	3,534	2,887	3,604
Invested capital	$32,068	$31,455	$30,060
Average invested capital (d)	$31,761	$30,757

After-tax return on invested capital (e)	12.4%	15.1%
(a)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases was owned or accounted for under finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within Operating Income. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(b)Calculated using the effective tax rates, which were 21.9 percent and 22.8 percent for the trailing twelve months ended May 2, 2026, and May 3, 2025, respectively. For the twelve months ended May 2, 2026, and May 3, 2025, includes tax effect of $1.1 billion and $1.3 billion, respectively, related to EBIT, and $38 million related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities, respectively.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.
(e)For the trailing twelve months ended May 2, 2026, includes the impact of business transformation costs incurred within the trailing twelve-month period, which decreased after-tax ROIC by 0.6 percentage points. For the trailing twelve months ended May 3, 2025, includes the impact of after-tax net gains on interchange fee settlements, which increased after-tax ROIC by 1.4 percentage points. Business transformation costs are described in our Annual Report on Form 10-K for the year ended January 31, 2026. Note (a) to the Operating Metrics table provides additional information about interchange fee settlements.

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2026 GAAP EPS, SG&A expenses, SG&A expense rate, operating income, and operating (income) margin rate may include the impact of certain discrete items, which may be excluded in calculating Adjusted EPS, Adjusted SG&A expenses, Adjusted SG&A expense rate, Adjusted operating income, and Adjusted operating income margin rate. The guidance does not currently reflect any such discrete items, which are subject to variability and therefore cannot be reconciled without unreasonable efforts. In the past, these items have included both gains and losses, including certain asset impairments, severance, and other items that are discretely managed.

Reconciliation of Non-GAAP Adjusted EPS Guidance
(per share) (unaudited)	Full Year 2026
GAAP diluted earnings per share guidance	$7.50 - $8.50
Estimated adjustments
Other (a)
Adjusted diluted earnings per share guidance	$7.50 - $8.50
(a)The guidance does not currently reflect any discrete items.